UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 25, 2007
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329 (Commission File No.)	94-3330837 (IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Section 8      Other Events
Item 8.01      Other Events.
On April 25, 2007, XenoPort, Inc. announced positive top-line results from a Phase 3 clinical trial of the company’s most advanced product candidate, XP13512, for the treatment of symptoms of primary restless legs syndrome (RLS). XP13512 demonstrated statistically significant improvements compared to placebo on both of the co-primary endpoints of the trial and was well tolerated.
This XenoPort study was a 12-week, double-blind, placebo-controlled Phase 3 clinical trial that enrolled 222 patients who were diagnosed with moderate-to-severe primary RLS. Patients were treated with either 1200 mg of XP13512 or placebo, given once per day. The co-primary endpoints for the clinical trial were the change from baseline for the International RLS (IRLS) rating scale score at end of treatment and the percentage of patients showing significant improvement on the Clinical Global Impression of Improvement (CGI-I) scale at end of treatment.
Treatment with 1200 mg of XP13512 was associated with a statistically significant improvement in the co-primary endpoints compared to placebo. Improvements in the IRLS Scale were significantly greater for XP13512 than for placebo (-13.2 vs. -8.8: p=0.0002). At the end of treatment, significantly more patients treated with XP13512 were reported as “much improved” or “very much improved” on the CGI-I scale compared to those treated with placebo (76% vs. 39%: p < 0.0001).
During treatment over the 12-week period, the most commonly reported adverse events for XP13512 versus placebo were somnolence (26.5% XP13512; 7.4% placebo) and dizziness (19.5% XP13512; 4.6% placebo). There were no reported serious adverse events in XP13512-treated patients.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: April 25, 2007	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer